Exhibit 99.1

AOL REPORTS Q2 EARNINGS

NEW YORK – August 4, 2010 - AOL Inc. (NYSE: AOL) released second quarter 2010 results today.

“In the second quarter, we continued our efforts to successfully reposition AOL for growth and the Company is getting healthier every day,” said Tim Armstrong, Chairman and Chief Executive Officer. “Although we have much more significant goals for the future of AOL, we are pleased with this quarter’s internal and external trends.”

Summary Results*
In millions (except per share amounts)
	Q2 2010	Q2 2009	Change
Revenue
Advertising	$296.9	$407.2	-27%
Subscription	260.2	355.7	-27%
Other	27.0	28.6	-6%

Total revenues	$584.1	$791.5	-26%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$166.6	$262.8	-37%
Restructuring costs (included in Adjusted OIBDA)	$11.1	$14.4	-23%
Goodwill impairment charge	$1,414.4	$—	NM
Operating income	$(1,336.5)	$153.7	NM
Net income attributable to AOL Inc.	$(1,055.0)	$90.7	NM
Basic and diluted EPS	$(9.89)	$0.86	NM
Cash provided by continuing operations	$152.7	$273.3	-44%
Free Cash Flow (1)	$129.1	$230.3	-44%

*	The financial information for buy.at and ICQ are reflected as discontinued operations for all periods presented.
(1)	See Page 8 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

Noteworthy Items:

➢	During Q2 2010, AOL reorganized its content business into a variety of “super networks,” re-launched MapQuest, expanded Patch into 83 towns from 44 towns and migrated the majority of AOL mail users to an improved back-end system.

➢	AOL continued to recruit top talent, adding new leadership to our Technology, Email and Mobile areas.

➢	AOL continued to divest non-core assets selling ICQ, DMS, Bebo and our investment in Kayak. Bebo generated a $302.7 million deferred tax asset which is expected to offset ordinary income and capital gains of the Company.

➢	AOL continued its focus on improving the consumer experience and optimizing its product offerings. Approximately $70 million of the $110 million year-over-year decline in advertising revenue in Q2 2010 relates to the impact of these initiatives, including a $49 million impact to Third Party Network revenue, which are discussed further on page 2.

➢	Domestic display advertising revenue fell year-over-year in Q2 2010, but grew slightly sequentially on improved premium inventory sales.

➢	Subscription declines reflect a 25% decline in subscribers year-over-year, while monthly average churn of 2.6% represents a meaningful year-over-year improvement and the lowest level of churn in at least a decade.

➢	The results for ICQ are reflected in discontinued operations for all periods presented. ICQ generated $8.1 million and $5.0 million in revenue and Adjusted OIBDA, respectively, in Q2 2010 and $9.7 million and $6.5 million in revenue and Adjusted OIBDA, respectively, in Q2 2009.

➢

AOL had $391.6 million of cash, or approximately $3.67 per share of cash, as of June 30, 2010. $187.5 million in net proceeds from the July 8th sale of ICQ are not included in the cash figure. Q2 2010 cash provided by continuing operations was $152.7 million and Free Cash Flow was $129.1 million.

➢	AOL significantly reduced costs in Q2 2010 as operating expenses declined $131.6 million year-over-year and $73.2 million sequentially, excluding the impact of the goodwill impairment charge.

➢	AOL recorded a goodwill impairment charge of $1,414.4 million in Q2 2010 arising from a GAAP-required interim goodwill impairment test. The underlying drivers of the impairment were a significant increase in net assets due principally to cash provided by continuing operations and a significant deferred tax asset associated with Bebo concurrent with a significant decline in AOL’s stock price since April.

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DISCUSSION OF RESULTS

Revenue

	Q2 2010	Q2 2009	Change
	(In millions)
Advertising revenue
Display	$120.4	$138.6	-13%
Display - domestic	110.7	118.6	-7%
Display - international	9.7	20.0	-52%
Search and contextual	105.8	146.7	-28%

AOL Properties	226.2	285.3	-21%

Third Party Network	70.7	121.9	-42%

Total advertising revenue	296.9	407.2	-27%

Subscription revenue	260.2	355.7	-27%

Other revenue	27.0	28.6	-6%

Total revenue	$584.1	$791.5	-26%

Advertising revenue declined $110.3 million versus Q2 2009 of which approximately $70 million related to AOL-implemented initiatives and comprises: $49.1 million in lower Third Party Network revenue associated with European shutdowns and de-emphasis of low margin search engine campaign management and lead generation affiliate products; $11.2 million in lower search and contextual revenue from our de-emphasis of contextual products and fewer queries in Germany and France; and $10.3 million in lower international display revenue related to reduced operations in Germany and France and declines from Bebo which we sold during the quarter.

Separate from the above, advertising revenue further reflects declines in search and contextual, display and Third Party Network revenue. Search and contextual revenue declines of $29.7 million include $22.2 million which reflects the impact of fewer domestic search queries, primarily related to a 25% year-over-year decrease in domestic AOL-brand access subscribers, as well as a $7.5 million impact from fewer international queries. Domestic display advertising revenues reflect flat premium inventory sales compared to the prior year period, despite beginning Q2 2010 with a smaller pipeline, due to incremental revenue generated intra-quarter by AOL sales representatives, offset by the impact on sales of a salesforce reorganization in Q1 2010. Domestic display revenue declines of $7.9 million were due to the impact of less AOL Properties inventory monetized through our network, resulting primarily from our efforts to improve the user experience. The remaining Third Party Network revenue decline primarily reflects the effects of restructuring efforts in the UK.

Subscription revenue declines primarily reflect the 25% decline in domestic AOL-brand access subscribers noted above. Monthly average churn for the period was 2.6%, as compared to 3.5% in the prior year period, and the average paid tenure of our domestic AOL-brand access subscribers has increased to 9 years this period from 8 years in the prior year period. Average revenue per user declined 1% year-over-year. The increase in paid tenure of subscribers is due largely to the cessation of large scale access subscriber acquisition campaigns.

Profitability

Adjusted OIBDA declined reflecting the revenue declines discussed above, partially offset by lower network-related costs, restructuring, Traffic Acquisition Costs (TAC) and personnel-related expenses. Lower personnel-related expenses reflect reduced headcount as a result of the restructuring initiatives we began in 2009. TAC

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declined during the quarter reflecting the Q1 2010 amendment of an agreement with a large distribution partner. The decline in TAC also reflects lower partner revenue share in Europe associated with the cessation of operations in certain countries and reduced operations in France and Germany, as well as the de-emphasis of low margin advertising products. Operating income also reflects a $1,414.4 million goodwill impairment charge recorded in Q2 2010 and a $20.3 million decrease in depreciation expense in Q2 2010 versus the prior year period, partially due to accelerated depreciation in the prior year period resulting from the reevaluation of the useful lives of certain network assets in connection with a restructuring initiative.

Goodwill

During Q2 2010, we entered into an agreement to sell our ICQ operations and we completed the sale of substantially all of our assets of Bebo. At the same time, our net assets increased significantly due principally to an increase in cash and the $302.7 million deferred tax asset related to the anticipated Bebo worthless stock deduction. In addition, since April our stock price declined significantly. These events triggered the necessity under GAAP for an interim goodwill impairment test as of June 30, 2010. Based on our interim impairment analysis, we determined that, as of June 30, 2010, the carrying value of our goodwill was impaired and, accordingly, recorded a goodwill impairment charge of $1,414.4 million for the three months ended June 30, 2010.

Tax

We recorded a loss from continuing operations before income taxes of $1,340.8 million in the second quarter of 2010. Included in this loss was a goodwill impairment charge of $1,414.4 million, the majority of which is not deductible for income tax purposes. In addition, we recorded an income tax benefit of $269.3 million, of which $302.7 million is related to a deferred tax asset associated with the anticipated Bebo worthless stock deduction. This deferred tax asset is expected to be used to offset ordinary income and capital gains of the Company, which is expected to ultimately result in cash tax savings by offsetting future U.S. federal and state income tax obligations through the anticipated worthless stock deduction. As a result of these items, the effective tax rate for the second quarter of 2010 differs significantly from the statutory U.S. federal income tax rate of 35.0%.

Our effective tax rate for income from continuing operations, including the effect of the deferred tax asset related to the anticipated worthless stock deduction and the goodwill impairment charge, was 20.1% for the three months ended June 30, 2010, as compared to 44.5% for the three months ended June 30, 2009. The effective tax rate was lower than the statutory U.S. federal income tax rate of 35.0% and the effective tax rate for the three months ended June 30, 2009, primarily due to the effect of the anticipated worthless stock deduction and an increase in the U.S. benefit of foreign branch losses, partially offset by the effect of the goodwill impairment charge (the majority of which was non-deductible for income tax purposes).

Equity-Based Compensation

As of June 30, 2010, AOL had 5.7 million non-qualified stock options and 3.5 million restricted stock units (RSUs) outstanding to employees and directors. The exercise price of the stock options and the fair value of the RSUs are both equal to the closing price of AOL common stock on the date of grant. The weighted-average exercise prices of the stock options and fair values of the RSUs were $22.58 and $23.55, respectively.

Cash Flow

Q2 2010 cash provided by continuing operations and Free Cash Flow were $152.7 million and $129.1 million, respectively. Cash provided by continuing operations and Free Cash Flow declined $120.6 million and $101.2 million, respectively, compared to Q2 2009, due primarily to the decline in Adjusted OIBDA and cash payments in Q2 2010 related to restructuring charges and employee bonuses incurred in prior periods and paid in Q2 2010.

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Sale of Bebo, Inc. (Bebo)

On June 16, 2010, we completed the sale of substantially all the assets of Bebo, resulting in a pre-tax loss of $2.2 million. In our 2010 consolidated U.S. federal income tax return, we expect to treat the common stock of Bebo as worthless for U.S. income tax reporting purposes. We estimate our current U.S. income tax basis in Bebo to be $767.1 million. As a result of the anticipated worthless stock deduction for the common stock of Bebo under U.S. income tax law, we recorded a deferred tax asset and corresponding income tax benefit of $302.7 million in the second quarter of 2010. Following this transaction, we expect to continue to generate advertising revenues on AOL Properties from customers who previously purchased run of network advertising on Bebo properties and accordingly, under the accounting guidance for presentation of financial statements, the financial condition, results of operations and cash flows of Bebo have not been reflected as discontinued operations in the accompanying financial statements.

Discontinued Operations

On July 8, 2010, we sold our ICQ operations for $187.5 million in cash (subject to working capital adjustments). We expect to record a pre-tax gain on this sale of approximately $120 to $130 million within discontinued operations, a portion of which may be deferred for up to twelve months following the sale related to our obligation to provide certain transition services. The financial condition, results of operations and cash flows of buy.at (disposed of in Q1 2010) and ICQ have been reflected as discontinued operations for all periods presented.

Subsequent Event

On July 30, 2010, the Company entered into an agreement to sell its investment in Kayak Software Corporation for $18.9 million in net cash proceeds. The Company expects to complete this sale in the third quarter of 2010, and expects to record a pre-tax gain of approximately $17.5 million on this sale.

OPERATING METRICS

	Q2 2010	Q2 2009	% Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	4,362	5,799	-25%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU)	$18.10	$18.27	-1%
Domestic AOL-brand access subscriber monthly average churn (2)	2.6%	3.5%	-26%

Unique Visitors (in millions) (3)

Domestic average monthly unique visitors to AOL Properties (Media Metrix 360)	112	NA	NA
Domestic average monthly unique visitors to AOL Properties (Panel-only methodology)	103	107	-4%

Domestic average monthly unique visitors to AOL Media (Media Metrix 360) (4)	82	NA	NA
Domestic average monthly unique visitors to AOL Media (Panel-only methodology) (4)	74	76	-3%

Domestic average monthly unique visitors to AOL Advertising Network (5)	184	176	5%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.

(2)

Churn represents the number of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 9 of this press release.
(4)	AOL Media represents a subset of AOL Properties and excludes Mail, Instant Messaging, Search, Ventures and Local & Mapping.
(5)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss second quarter 2010 financial results on Wednesday, August 4, 2010, at 8:00 am Eastern Time (ET). A live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286 – 8010. The access code for the replay is 61072448.

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FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations (1)

(Unaudited; in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
		(recast)		(recast)
Revenues:
Advertising	$296.9	$407.2	$642.7	$838.9
Subscription	260.2	355.7	542.9	749.2
Other	27.0	28.6	53.7	58.7

Total revenues	584.1	791.5	1,239.3	1,646.8
Costs of revenues	333.3	460.9	695.8	942.6
Selling, general and administrative	126.1	122.4	257.4	258.4
Amortization of intangible assets	35.7	33.3	97.9	68.1
Amounts related to securities litigation and government investigations, net of recoveries	–	6.8	–	14.2
Restructuring costs	11.1	14.4	34.5	72.7
Goodwill impairment charge	1,414.4	–	1,414.4	–

Operating income (loss)	(1,336.5)	153.7	(1,260.7)	290.8
Other income (loss), net	(4.3)	5.4	(7.0)	2.2

Income (loss) from continuing operations before income taxes	(1,340.8)	159.1	(1,267.7)	293.0
Income tax provision (benefit)	(269.3)	70.8	(234.0)	124.3

Income (loss) from continuing operations	(1,071.5)	88.3	(1,033.7)	168.7
Discontinued operations, net of tax	16.5	2.4	13.4	4.5

Net income (loss)	(1,055.0)	90.7	(1,020.3)	173.2
Less: Net loss attributable to noncontrolling interests	–	–	–	0.2

Net income (loss) attributable to AOL Inc.	$(1,055.0)	$90.7	$(1,020.3)	$173.4

Per share information attributable to AOL Inc. common stockholders:

Basic and diluted income (loss) per common share from continuing operations	$(10.04)	$0.84	$(9.71)	$1.60
Discontinued operations, net of tax	0.15	0.02	0.13	0.04

Basic and diluted net income (loss) per common share	$(9.89)	$0.86	$(9.58)	$1.64

Shares used in computing basic and diluted income (loss) per common share (2)	106.7	105.8	106.5	105.8

Depreciation expense by function:
Costs of revenues	$42.7	$61.5	$85.5	$120.0
Selling, general and administrative	8.9	10.4	19.7	20.0

Total depreciation expense	$51.6	$71.9	$105.2	$140.0

Equity-based compensation by function:
Costs of revenues	$2.1	$(0.2)	$3.9	$2.3
Selling, general and administrative	7.0	1.9	14.9	5.5

Total equity-based compensation	$9.1	$1.7	$18.8	$7.8

(1)	The financial information above includes the impact of reflecting buy.at and ICQ as discontinued operations. See page 9 for more information.
(2)

On November 2, 2009, we converted from AOL Holdings LLC, a limited liability company wholly owned by Time Warner Inc. (Time Warner), to AOL Inc., a corporation wholly owned by Time Warner. On December 9, 2009, the date of our spin-off from Time Warner, 105.8 million shares of $0.01 par value AOL common stock were issued to Time Warner stockholders of record as of 5 p.m. on November 27, 2009. For periods prior to 2009, the same number of shares is being used for basic and diluted income (loss) per common share as no common stock of the Company existed prior to November 2, 2009, and no dilutive securities of the Company were outstanding for any prior period.

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AOL Inc.

Consolidated Balance Sheets (1)

(In millions)

	June 30, 2010	December 31, 2009

	(unaudited)	(recast)
Assets

Current assets:
Cash and equivalents	$391.6	$143.3
Accounts receivable, net of allowances of $24.6 and $31.4, respectively	295.2	436.1
Prepaid expenses and other current assets	36.2	33.1
Deferred income taxes	197.6	44.7
Current assets of discontinued operations	8.3	30.2

Total current assets	928.9	687.4
Property and equipment, net	640.2	700.7
Goodwill	702.9	2,119.1
Intangible assets, net	116.2	210.4
Long-term deferred income taxes	415.6	153.9
Long-term assets of discontinued operations	57.7	83.8
Other long-term assets	34.5	24.9

Total assets	$2,896.0	$3,980.2

Liabilities and Equity

Current liabilities:
Accounts payable	$76.6	$100.1
Accrued compensation and benefits	81.6	89.0
Accrued expenses and other current liabilities	399.0	398.9
Deferred revenue	122.7	112.6
Current portion of obligations under capital leases	32.5	32.4
Current liabilities of discontinued operations	3.4	18.4

Total current liabilities	715.8	751.4
Obligations under capital leases	36.5	41.5
Restructuring liabilities	10.6	28.3
Deferred income taxes	1.0	2.4
Long-term liabilities of discontinued operations	22.9	24.3
Other long-term liabilities	74.8	69.4

Total liabilities	861.6	917.3

Equity:
Common stock, $0.01 par value, 106.7 million and 105.8 million shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	1.1	1.1
Additional paid-in capital	3,369.3	3,355.5
Accumulated other comprehensive loss, net	(295.3)	(275.1)
Accumulated deficit for the period subsequent to November 2, 2009 (2)	(1,040.7)	(20.4)

Total AOL Inc. stockholders’ equity	2,034.4	3,061.1
Noncontrolling interest	–	1.8

Total equity	2,034.4	3,062.9

Total liabilities and equity	$2,896.0	$3,980.2

(1)	The financial information above includes the impact of reflecting buy.at and ICQ as discontinued operations. See page 9 for more information.
(2)	We began recording accumulated deficit subsequent to November 2, 2009, when we converted from a limited liability company to a corporation.

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AOL Inc.

Consolidated Statements of Cash Flows (1)

(Unaudited; in millions)

	Six Months Ended June 30,
	2010	2009
Operations

Net income (loss)	$(1,020.3)	$173.2
Less: Discontinued operations, net of tax	13.4	4.5

Net income (loss) from continuing operations	(1,033.7)	168.7
Adjustments for non-cash and nonoperating items:
Depreciation and amortization	203.1	208.1
Asset impairments	1,417.3	6.6
Equity-based compensation	18.8	7.8
Amounts related to securities litigation and government investigations, net of recoveries	–	14.2
Other non-cash adjustments	4.4	9.2
Excess tax benefit on equity-based compensation	(1.5)	–
Deferred income taxes	(418.4)	4.0
Changes in operating assets and liabilities, net of acquisitions	120.6	165.7

Cash provided by continuing operations	310.6	584.3
Cash provided by discontinued operations	10.5	14.1

Cash provided by operations	321.1	598.4

Investing Activities

Investments and acquisitions, net of cash acquired	(24.2)	(15.7)
Capital expenditures and product development costs	(43.4)	(65.9)
Investment activities from discontinued operations	12.9	(1.7)
Other investment proceeds	4.8	0.7

Cash used by investing activities	(49.9)	(82.6)

Financing Activities

Principal payments on capital leases	(17.0)	(14.8)
Net distribution to Time Warner	–	(554.6)
Excess tax benefit on equity-based compensation	1.5	–
Other	–	(10.3)

Cash used by financing activities	(15.5)	(579.7)

Effect of exchange rate changes on cash and equivalents	(6.9)	3.9
Increase (decrease) in cash and equivalents	248.8	(60.0)
Cash and equivalents at beginning of period	147.0	134.7

Cash and equivalents at end of period	395.8	74.7
Less: Cash and equivalents of discontinued operations at end of period	4.2	13.6

Cash and equivalents of continuing operations at end of period	$391.6	$61.1

(1)	The financial information above includes the impact of reflecting buy.at and ICQ as discontinued operations. See page 9 for more information.

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SUPPLEMENTAL INFORMATION

Items impacting comparability: The following items impacted the comparability of net income attributable to AOL Inc. for the three and six months ended June 30, 2010 and 2009 (unaudited, in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Accelerated depreciation (1)	$–	$(6.8)	$–	$(9.1)
Accelerated amortization of intangible assets (2)	(7.1)	–	(40.0)	–
Restructuring costs	(11.1)	(14.4)	(34.5)	(72.7)
Goodwill impairment charge	(1,414.4)	–	(1,414.4)	–

Pre-tax impact	(1,432.6)	(21.2)	(1,488.9)	(81.8)

Income tax impact (3)	3.8	9.4	25.4	34.7

After-tax impact	(1,428.8)	(11.8)	(1,463.5)	(47.1)
Income tax benefit related to the worthless stock deduction	302.7	–	302.7	–

After-tax impact of items impacting comparability of net income	$(1,126.1)	$(11.8)	$(1,160.8)	$(47.1)

Impact per basic and diluted common share	$(10.55)	$(0.11)	$(10.90)	$(0.45)

Effective tax rate (3)	39.9%	44.5%	44.1%	42.4%

(1)

Depreciation expense for the three and six months ended June 30, 2009 included the impact of the reevaluation of the useful lives of certain network assets in connection with a restructuring initiative.

(2)

Amortization of intangible assets for the three and six months ended June 30, 2010 included the impact of the reevaluation of the useful lives of certain intangible assets in the fourth quarter of 2009 in connection with our restructuring initiative.

(3)

The income tax impact for the three and six months ended June 30, 2010 was calculated based on AOL’s effective tax rate for those same periods, excluding the effect of the anticipated Bebo worthless stock deduction and the goodwill impairment charge. This rate was applied to the pre-tax impact of all items impacting comparability for the three and six months ended June 30, 2010, except for the non-deductible portion of the goodwill impairment charge. The effective tax rates used for purposes of this calculation are not necessarily representative of AOL’s projected effective tax rate for 2010, due to the anticipated Bebo worthless stock deduction and the goodwill impairment charge. The effective tax rate used in calculating the income tax impact of the goodwill impairment charge for the three and six months ended June 30, 2010 was AOL’s effective tax rate excluding the anticipated Bebo worthless stock deduction, which was an income tax benefit rate (a negative income tax rate) of (2.5%) and (5.4%), respectively. The income tax impact for the three and six months ended June 30, 2009 was calculated based on AOL’s effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Continuing Operations

(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating income (loss)	$(1,336.5)	$153.7	$(1,260.7)	$290.8
Add: Depreciation	51.6	71.9	105.2	140.0
Add: Amortization of intangible assets	35.7	33.3	97.9	68.1
Add: Asset impairments	1,415.9	4.3	1,417.3	6.6
Add: Losses/(gains) on asset sales	(0.1)	(0.4)	(0.5)	(0.6)

Adjusted OIBDA	$166.6	$262.8	$359.2	$504.9

Cash provided by continuing operations	$152.7	$273.3	$310.6	$584.3
Less: Capital expenditures and product development costs	14.9	35.4	43.4	65.9
Less: Principal payments on capital leases	8.7	7.6	17.0	14.8

Free Cash Flow	$129.1	$230.3	$250.2	$503.6

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Basis of Presentation

The financial information for all prior periods presented has been recast so that the basis of presentation is consistent with that of the financial information for the three and six months ended June 30, 2010. This recast reflects the financial condition, results of operations and cash flows of buy.at and ICQ as discontinued operations for all periods presented.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of gains and losses on asset sales, which we do not believe are indicative of our core operating performance. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). Media Metrix estimates unique visitors based on a sample of internet users in various countries (referred to as the “panel-only methodology”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Media Metrix announced the availability of an alternate methodology (currently referred to as “panel-centric unified” or “Media Metrix 360”) to estimate unique visitors, in order to provide a more accurate count of a website’s audience, and has continued to refine this methodology. We adopted this alternate methodology for domestic unique visitors to AOL Properties and AOL Media starting December 2009 and going forward. As a result, our domestic unique visitor numbers based on Media Metrix 360 will not be comparable to the estimates under the previous methodology. For comparison purposes, domestic unique visitors to AOL Properties and AOL Media are reported, in Operating Metrics within this press release, under both the Media Metrix 360 and panel-only methodology for the second quarter of 2010.

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Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Further, lower than expected market valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. In addition, achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) our ability to attract and retain key employees; 3) asset impairments; 4) the success of any cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 5) the impact of significant acquisitions, dispositions and other similar transactions; 6) the failure to meet earnings expectations; 7) decreased liquidity in the capital markets; 8) our inability to access the capital markets for debt securities or bank financings; 9) our borrowing capacity under our senior secured revolving credit facility; and 10) the impact of terrorist acts and hostilities.

About AOL

AOL Inc. (NYSE: AOL) is a leading global web services company with an extensive suite of brands and offerings and a substantial worldwide audience. AOL’s business spans online content, products and services that the company offers to consumers, publishers and advertisers. AOL is focused on attracting and engaging consumers and providing valuable online advertising services on both AOL’s owned and operated properties and third-party websites. In addition, AOL operates one of the largest internet subscription access services in the United States, which serves as a valuable distribution channel for AOL’s consumer offerings.

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Tricia Primrose

703-265-2896

Tricia.Primrose@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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